               Certain confidential information has been omitted
                   and filed separately with the Commission.

                                                                  Exhibit 10.1
                       MANUFACTURING AND SUPPLY AGREEMENT


     This MANUFACTURING AND SUPPLY AGREEMENT ("Agreement") is made as of August 25, 2000 (the "Effective Date"), by and between DSM Fine Chemicals Austria AG, a corporation organized under the laws of Austria, having its principal offices at St.-Peter-Strasse 25, A-4021 Linz, Austria ("DSM") and GelTex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 153 Second Avenue, Waltham, Massachusetts 02451 USA ("GelTex").


R E C I T A L S :

A. DSM and GelTex have entered into Manufacturing Agreements on May 21, 1996, July 2, 1997 and September 27, 1999.

B. DSM has developed a production process for the manufacture of the Product (as hereinafter defined) for GelTex and is interested in producing commercial quantities of Product for GelTex and its Licensees.

C. GelTex is interested in obtaining commercial quantities of Product from DSM.

     NOW, THEREFORE, in consideration of the promises contained herein and other valuable considerations, and intending to be bound hereby, the parties agree as follows:

1. DEFINITIONS.

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the corresponding meanings set forth below:

          (a) "FDA" means the United States Food and Drug Administration. ---

          (b) "cGMPS" means the current Good Manufacturing Practices promulgated by the FDA, as they may be amended from time to time.

          (c) "LICENSEES" means those third parties which GelTex has licensed to commercialize the Product throughout the Territory.

          (d) "PAA" means poly (allyamine hydrocholride).

          (e) "PAA SPECIFICATIONS" means the specifications for PAA as described in EXHIBIT A attached hereto, with such amendments thereto as the parties may from time to time approve.

          (f) "PAA PRODUCTION FACILITY" means the facility of Salsbury Chemicals located in Charles City, Iowa, or such other facility as GelTex shall from time to time specify.

     (g) "Product" means colesevelam hydrochloride (as defined below) that consists of PAA crosslinked with epichlorohydrin that has been further alkylated with 1-bromo-6-trimethylammoniumhexane and 1-bromodecane.

     (h) "PRODUCTION FACILITY" means the facility of DSM located in Linz, Austria.

     (i) "PROCESS" means the production process for the Product as described in EXHIBIT B, with such amendments as the parties may from time to time approve.

     (j) "SPECIFICATIONS" means the specifications for the Product as described in EXHIBIT C, with such amendments thereto as the parties may from time to time approve in writing.

     (k) "SUBCONTRACTOR" means Powdersize, Inc. or such other subcontractor approved in writing by GelTex.

     (l) "SUBCONTRACTOR PRODUCTION FACILITY" means the facility of Powdersize, Inc. located in Quakertown, Pennsylvania, USA, or the facility of any other subcontractor approved in writing by GelTex; provided, however, that should DSM determine to no longer rely upon the services of a subcontractor, then the Subcontractor Production Facility shall mean the Production Facility.

     (m) "REGULATORY STANDARDS" means (i) the facility license requirements of all regulatory agencies applicable to the equipment and facilities used in the storage of the PAA and in the manufacture, packaging and storage of the Product and (ii) any standards or regulations of any governmental authority that apply to DSM's or its subcontractors' handling and storage of the PAA and manufacture, packaging, handling, storage and shipping of Product.

     (n) "TECHNICAL AGREEMENT" means the Technical Agreement for the Commercial Manufacture and Testing of colesevelam hydrochloride in the form attached hereto as EXHIBIT D. The terms and conditions of the Technical Agreement are incorporated herein by reference.

     (o) "TERM" means such period of time as shall commence on the Effective Date and shall terminate on [*].

     (p) "TERRITORY" means all the countries of the world.


* Confidential information omitted and filed separately with the Commission.

2.0 TERMS OF ENGAGEMENT AND PAA SUPPLY.

2.1 APPOINTMENT AS MANUFACTURER. Subject to the provisions of this Agreement, GelTex hereby appoints DSM as non-exclusive manufacturer of the Product, and DSM hereby accepts such appointment and agrees to act as such non-exclusive manufacturer.

MINIMUM PURCHASE OBLIGATIONS. GelTex agrees that the minimum amount of Product which GelTex, together with its Licensees, are obligated to order and purchase from DSM each calendar year during the Term at the Product Price valid in the respective calendar year as set forth in Section 6 below shall be such amount as is equal to [*] (hereinafter referred to as "Annual Minimum Quantity") . Should GelTex and/or its Licensees fail to order and purchase the minimum amount in any calendar year during the Term, GelTex shall be obligated to pay DSM [*]

With respect to quantities of Product [*], in a given calendar year in excess of the Annual Minimum Quantity, GelTex, and/or its Licensee, shall notify DSM of its intention to purchase in excess of the Annual Minimum Quantity, but shall be under no obligation to accept any proposal submitted by DSM or any third party.

2.3 STATUS OF PREVIOUS CONTRACTUAL COMMITMENTS. The parties agree that the execution of this Agreement and the obligations of GelTex and its Licensees hereunder shall replace the obligations of GelTex and its Licensees regarding the Product that are set forth in Article 14 of the Agreement between the parties dated July 3, 1997 (the "1997 Obligations"). Should this Agreement be terminated by GelTex for breach in accordance with Section 13.1 hereof prior to the end of the Term, neither GelTex nor its Licensees shall have any obligation to DSM with respect to the Product as a result of the 1997 Obligations. The provisions of the 1997 Obligations relating to [*] shall continue until [*]; provided, however, that should GelTex terminate this Agreement in accordance with the terms of Section 13.1, all provisions of the 1997 Obligations, including those related to [*], shall terminate.

2.4 SUPPLY OF PAA. For purposes of the Agreement, GelTex shall supply, or cause its contract manufacturer to supply, DSM with sufficient quantities of tested and released PAA that meets the PAA Specifications. [*] DSM shall be invoiced for the cost of the PAA it receives, and the shipping costs and all other costs associated with the delivery of PAA to DSM. DSM agrees to pay such invoices within thirty (30) days from receipt of the invoice for the PAA. If the actual cost of the PAA exceeds [*] per kilogram, excluding shipping, packaging, insurance and taxes, then [*]



* Confidential information omitted and filed separately with the Commission.

 [*]. Alternatively, if the actual cost of the PAA is less than [*] per kilogram, excluding shipping, packaging, insurance and taxes, then the Product price set forth in EXHIBIT E [*]. In order to calculate the appropriate amount of reimbursement or the appropriate reduction to the Product price, as the case may be, the parties agree that the ratio of PAA solution to Product shall be [*]. DSM agrees to bear all costs associated with the replacement of any PAA destroyed, damaged or lost while DSM has title to the PAA.

In the event GelTex is for whatsoever reason not able to supply DSM with sufficient quantities of tested and released PAA that meets the PAA Specifications DSM shall be entitled but not obligated to source some or all of the required quantities of PAA that meets the Specifications elsewhere.

2.5 ACCEPTANCE OF PAA. During the Term, DSM shall test the PAA received by GelTex or its contract manufacturer in the manner outlined on EXHIBIT A for conformance to the PAA Specifications. Upon receipt, DSM shall store PAA in accordance with all Regulatory Standards, including cGMPs. DSM shall complete the described testing of PAA within fifteen (15) calendar days of its receipt. If DSM determines that the PAA does not conform to the PAA Specifications or if the shipment of PAA contains a quantity of PAA that is less than the reported or expected amount, DSM shall provide written notice to GelTex of such defect, nonconformance and/or shortage within twenty (20) calendar days of DSM's receipt of the PAA.

3.0 FORECASTING AND PURCHASE ORDERS.

3.1 Initial Forecast. GelTex' and its Licensees' requirements for Product to be delivered during 2001 (the "2001 Delivery Period") are set forth in EXHIBIT G to this Agreement. GelTex agrees to purchase and to cause its Licensees to purchase not less than the quantity set forth in EXHIBIT G during the 2001 Delivery Period, and DSM will not be obligated to accept purchase orders for delivery during the 2001 Delivery Period of [*] of such amount. Notwithstanding the foregoing the quantities for the first quarter 2001 cannot be increased by GelTex without the consent of DSM. By October 1, 2000 GelTex will provide firm orders and delivery dates for Product to be delivered in the first quarter 2001. It is agreed by GelTex and DSM that quantities to be delivered to GelTex shall be approximately evenly spread over the quarter. By April 1, 2001 at the latest GelTex shall inform DSM in writing, if and to what extent GelTex exercises its option to increase the quantity of Product to be delivered during the 2001 Delivery Period as set forth in EXHIBIT G [*]. Notwithstanding the foregoing if GelTex decides to increase the quantity of Product to be delivered during the 2001 Delivery Period, DSM shall extend its 2001 production campaign accordingly, and the additional Product shall be delivered after delivery of the regular quantities. Binding orders setting forth the precise quantities of Product to be delivered by DSM to GelTex and/or its Licensees in a specific calendar quarter as well as the delivery dates shall be issued by GelTex and/or its Licensees not later than three months prior to the commencement of the respective calendar quarter. It is agreed by GelTex and DSM that quantities to be delivered to GelTex shall be approximately evenly spread over the quarter concerned. All purchase orders for the Product shall be for a minimum batch size quantities reasonably agreed to by the parties.


* Confidential information omitted and filed separately with the Commission.

DSM shall be obligated to accept all purchase orders that are delivered in accordance with this Section 3.1.

Additional Forecasts. On August 1, 2001 and on each August 1 thereafter, GelTex will deliver to DSM a forecast of its and its Licensees quarterly requirements for delivery of Product during the next calendar year (the "Firm Forecast"). GelTex agrees to purchase and to cause its Licensees to purchase [*] of Product set forth in each Firm Forecast for the respective quarter, and DSM will not be obligated to supply purchase orders [*]. In addition to the Firm Forecast, on August 1, 2001 and each August 1 thereafter, GelTex shall also deliver to DSM a forecast of [*]. Such forecast shall not be binding upon, or create any obligation or liability with respect to GelTex or its Licensees .

3.3 Updated Forecast. On October 1, 2001 and on each October 1 thereafter, GelTex will deliver to DSM an updated forecast of [*] for delivery of Product during the next calendar year (the "Updated Firm Forecast"). GelTex agrees to purchase and to cause its Licensees to purchase [*] the Product set forth in the Firm Forecast for the respective quarter.

3.4 Purchase Orders. Binding orders setting forth the precise quantities of Product to be delivered by DSM to GelTex and/or its Licensees in a specific calendar quarter as well as the delivery dates shall be issued by GelTex and/or its Licensees not later than three months prior to the commencement of the respective calendar quarter. It is agreed by GelTex and DSM that quantities to be delivered to GelTex shall be approximately evenly spread over the quarter concerned. All Purchase Orders for the Product shall be for a minimum batch size quantities reasonably agreed to by the parties. DSM shall be obligated to accept all Purchase Orders that are delivered in accordance with this Section 3.

4.0 MANUFACTURE AND DELIVERY

4.1 MANUFACTURE OF PRODUCT. During the Term, DSM will manufacture and deliver to GelTex, or its designee, the Product ordered by GelTex or its Licensees on the dates set forth in the purchase orders pursuant to the terms of this Agreement. All Product shall meet the Specifications and shall be produced in accordance with the Technical Agreement, the Process, the Specifications, cGMPs and all other applicable Regulatory Standards.

4.2 RIGHTS TO VISIT PRODUCTION FACILITIES. During the manufacture of the Product, DSM shall permit, and shall cause its Subcontractor to permit, designated employees and agents of or consultants to, GelTex or its Licensees, to inspect the Production Facility and the Subcontractor Production Facility where the Product is manufactured, packaged or stored, and to be present


* Confidential information omitted and filed separately with the Commission.

during and monitor the manufacture and/or packaging of the Product. DSM shall take appropriate actions to adopt reasonable suggestions of GelTex to correct any deficiencies identified by such inspection or monitoring. Any inspection and/or monitoring conducted under this provision shall be performed during usual business hours following reasonable advance notice to DSM. DSM shall promptly notify GelTex prior to making any changes with respect to the employees responsible for supervising the manufacture of the Product.

4.3 NOTICE OF ACCIDENTS. During the manufacture of the Product, DSM shall report to GelTex in writing, without undue delay, the following accidents directly related to the use of hazardous substances in the manufacture, packaging and/or storage of the Product or the PAA:

     - accidents resulting in personal injuries requiring more than first aid treatments;

     -    accidents resulting in illness and/or loss of consciousness;

     -    accidents resulting in property damage exceeding US$10,000;

     -    accidents resulting in environmental damage;

     - any other accident which potentially could result in serious consequences; and

     - any leak, spill or other release into the outside environment of the Product or hazardous waste produced in the manufacture of the Product or any accidental exposure of a hazardous nature of any of DSM's or its Subcontractor's employees to any of the foregoing.

4.4 DELIVERY OF PRODUCT. During the Term, DSM shall ship Product to GelTex on the delivery dates set forth in the Purchase Orders [*]. As far as not otherwise provided herein DSM shall, at its expense, provide all materials and supplies necessary to manufacture the Product. DSM shall, at its expense, prepare and package the Product for delivery to GelTex or its designee. All packaging supplies to be furnished by DSM hereunder, the method of shipping and the designation of the carrier for shipping shall be subject to GelTex's prior written approval which approval shall not be unreasonably withheld. All transportation, handling, insurance costs and all costs and charges relating to the shipment of Product to GelTex or its designated contract manufacturer shall be paid by GelTex, and DSM shall invoice GelTex as a separate item for any such costs paid by DSM for GelTex's account. GelTex shall pay each invoice within thirty (30) days from its receipt of the invoice.

4.5 TITLE AND RISK OF LOSS. Title to and risk of loss associated with the Product ordered under the Purchase Orders shall pass to GelTex, or its Licensees, [*].


5.0 PRODUCT ACCEPTANCE.

     5.1 RECEIPT AND TESTING OF PRODUCT. All Product shipped shall be accompanied by quality control certificates of analysis signed by a duly authorized official of DSM confirming



* Confidential information omitted and filed separately with the Commission.

that each batch of Product covered by such certificate meets the Specification's release requirements and shall be deemed accepted by GelTex unless GelTex, its Licensee or its contract manufacturer, acting reasonably and in good faith, shall give written notice of rejection (hereafter referred to as a "Rejection Notice") to DSM within sixty (60) days after receipt of the Product by, on behalf of, or for the account of GelTex, or its Licensee at the finisher/packager facility.

5.2 REJECTION NOTICE. The Rejection Notice shall state in reasonable detail (sufficient to enable DSM to identify the nature of the problem and the tests or studies to be conducted by or on its behalf to confirm or dispute same) the reason why the Product is not acceptable. Any Rejection Notice shall be accompanied by copies of all written reports relating to tests, studies or investigations performed to that date by or for GelTex on the Product batch rejected. GelTex shall have the right but not the obligation, to return the rejected Product to DSM at DSM's cost, and title to and risk of loss associated with the rejected Product shall transfer to DSM upon receipt by DSM of the rejected Product.

5.3 RETURN OF PRODUCT. Upon receipt of such Rejection Notice, DSM may require GelTex to return the rejected Product or samples thereof (at DSM's cost) to DSM for further testing, in which event such Product or samples thereof as the case may be, shall be returned by GelTex to DSM. Upon receipt of the rejected Product title to and risk of loss associated with the rejected Product shall transfer to DSM. If it is later determined by the parties or by an independent laboratory or consultant that GelTex was not justified in rejecting the Product, GelTex shall reimburse DSM for the costs of the return, as well as any other costs or expenses incurred by DSM as a result of the rejection or return and retest and title to and risk of loss associated with such Product shall transfer to GelTex upon placement of the Product on the designated carrier by DSM.

5.4 DISPUTE RESOLUTION. The test results or basis for rejection generated by GelTex or its contract manufacturer shall be conclusive unless DSM notifies GelTex, within 35 days of receipt by DSM of the Rejection Notice, that it disagrees with such test results. In the event of GelTex's receipt of such a notice by DSM, representative samples of the batch of the Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall ultimately be paid by the party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the Product should be rejected. Should the fees associated with the work conducted by the independent laboratory or consultant be due upfront, each of GelTex and DSM shall pay 50% of such upfront fees, and the party that is determined by the independent laboratory or consultant to have been incorrect in its determination shall reimburse the other party.

5.5 PAYMENT OBLIGATIONS SUSPENDED FOR REJECTED PRODUCT. If any order of Products is rejected by GelTex, GelTex's duty to pay all amounts payable to DSM in respect of the rejected Product shall be suspended until such time as it is determined by an independent laboratory or consultant that the Products in question should not have been rejected by GelTex. If only a portion of an order is rejected, only the duty to pay the amount allocable to such portion shall be suspended.

5.6 REPLACEMENT OF REJECTED PRODUCT. In the event any Product is appropriately rejected by GelTex, DSM shall replace such Product with conforming goods as soon as reasonably possible, and in any case within sixty (60) days from the receipt of the PAA required for the manufacture the replacement Product. The acceptance procedure detailed in this Article 5 shall be repeated for the replacement Product. DSM shall be fully responsible for all costs associated with replacing the Product, including the cost of the PAA required to replace the Product. In lieu of receiving replacement Product, GelTex may request that DSM provide a credit to GelTex for the amount, if any, previously paid by GelTex to DSM on account of the Product in question. The credit shall be provided by DSM to GelTex promptly following the expiration of the period during which DSM may dispute a Rejection Notice as contemplated above (unless the Rejection Notice is disputed by DSM, in which event such credit shall be given only if the dispute is resolved in favor of GelTex). Replacement Product, as aforesaid, shall be delivered to GelTex or its designee at no cost to GelTex if GelTex has already paid for the rejected Product and not received a credit therefor, as aforesaid. All delivery costs, including insurance, incident to the return of Product to DSM shall be paid by DSM, unless the rejection is determined not to have been appropriately rejected, in which case GelTex shall reimburse DSM for the costs of the return, as well as any other costs or expenses incurred by DSM as a result of the rejection or return.

5.7 REJECTION AND MATERIAL BREACH. Should GelTex appropriately reject [*] of the amount of Product released by DSM's quality assurance department and delivered to GelTex during the [*] period, including any batches of replacement Product, in a [*] period, DSM shall be deemed to be in material breach of this Agreement, and GelTex shall be entitled to terminate this Agreement in accordance with the terms of Section 13.1.

6.0 PRODUCT PRICE AND PAYMENT TERMS.

6.1 PRODUCT PRICE. GelTex agrees to pay DSM for its manufacturing services in accordance with the rates set forth in EXHIBIT E. In addition to the rates set forth in EXHIBIT E GelTex shall bear all costs invoiced by the Subcontractor to DSM in connection with the milling of the Product by the Subcontractor.

6.2 PAYMENT PROCEDURES. DSM shall invoice GelTex for Product following the receipt of the certificates of analysis and related batch records to GelTex as per Section 8.2 below. Except as set forth in Section 5.5, payment for the Product will be made within thirty (30) days after GelTex's receipt of DSM's invoice. All payments required to be made hereunder shall be paid in Euro and made by corporate check or by wire transfer of immediately available funds to the financial institution, account number, and account party's name designated in writing by DSM to GelTex at the place of payment.

6.3 TAXES. DSM shall be responsible for any Austrian federal, state, or local excise or other tax or assessment, which DSM may be required to pay upon the sale, production or transportation of the Product (including taxes based on DSM's income or DSM's franchise fees or taxes and


* Confidential information omitted and filed separately with the Commission.

including amounts DSM is required to pay in connection with the importation of PAA and other materials or the exportation of the Product).

7.0 REPRESENTATIONS AND WARRANTIES.

7.1 PRODUCTION FACILITIES. DSM represents and warrants that upon execution of this Agreement (i) the Production Facility and the Subcontractor Production Facility are in compliance with all applicable requirements of the Regulatory Standards, (ii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the Production Facility and the Subcontractor Production Facility, and (iii) DSM or its Subcontractor, as the case may be, has obtained all licenses, authorizations and approvals required by any federal, state or local governmental authority for the production of the Product at the Production Facility and the Subcontractor Production Facility.

7.2 MANUFACTURE OF THE PRODUCT. DSM represents and warrants that all Product shall be manufactured, tested, stored and released in conformance with (i) the Technical Agreement, (ii) all applicable requirements of the Regulatory Standards including cGMPs, (iii) DSM's standard operating procedures, as attached to this Agreement as EXHIBIT H and (iv) the Process. DSM shall not (i) modify the Process, (ii) modify any method of manufacturing or testing the PAA or the Product, (iii) change or relocate any major equipment (as defined in EXHIBIT I) used in the production of the Product, or (iv) change any vendor providing critical materials (as defined in EXHIBIT J) for the manufacture of the Product or any Subcontractor used in the manufacture of the Product without obtaining the prior written consent of GelTex which consent shall not be unreasonably withheld.

7.3 PRODUCT. DSM represents and warrants that upon delivery of the Product to GelTex the Product shall (i) conform to the Specifications, (ii) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and (iv) be sold free and clear of any liens, claims or encumbrances.

7.4 DISCLAIMER OF OTHER WARRANTIES. OTHER THAN THE WARRANTIES SET FORTH IN THIS
ARTICLE 7, DSM MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT SUPPLIED HEREUNDER WHETHER OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AGAINST INFRINGEMENT OR OTHERWISE. GELTEX ASSUMES ALL RISK WHATSOEVER AS TO THE RESULT OF THE USE OF PRODUCT THAT CONFORMS TO THE SPECIFICATIONS; WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES, OTHER THAN RISK OF HARM RESULTING FROM A BREACH OF WARRANTY BY DSM HEREUNDER.

8.0 RECORDS, REGULATORY MATTERS.

8.1 RECORDS AND CERTIFICATES. DSM will, and will cause its Subcontractor to, maintain complete and accurate records relating to the manufacture, packaging, storage and testing of Product for the period required by applicable Regulatory Standards. DSM agrees to provide copies of such records to GelTex, or its Licensees upon request. Without limiting the generality of the foregoing, DSM shall, or shall cause its Subcontractor to (i) perform quality assurance and control tests as set forth in EXHIBIT F on each batch of Product manufactured before delivery and shall prepare and deliver to GelTex a written report of the results of such tests, with each report setting forth for each lot delivered the items tested, specifications and results in a signed certificate of analysis containing the types of information which is required by the FDA and (ii) prepare and maintain for a period of not less than seven (7) years and for so long as required under applicable requirements of the Regulatory Standards for each lot of Product manufactured a signed certificate of manufacturing compliance containing the types of information that is required by the Regulatory Standards, which certificate will certify that the lot of Product was manufactured in accordance with the Specifications and cGMPs. In addition, DSM will supply, and will cause its Subcontractor to supply, for each batch of Product complete batch manufacturing, packaging and control records.

8.2 PRODUCT RELEASE. As required by the FDA, GelTex, or its Licensee shall assume the responsibility for the release of the Product. As soon as practicable following the receipt of the certificates of analysis and related batch records, GelTex shall instruct DSM whether or not to ship the Product. Such notification shall be in writing, and shall occur not later than fourteen (14) days following GelTex's receipt of the certificates of analysis and related batch records.

8.3 REGULATORY INVESTIGATIONS. GelTex agrees that it will promptly notify DSM of any investigation or inspection of the FDA or other regulatory authority visits or if any regulatory body makes written or oral inquiries concerning the Product, if such investigation, inspection or inquiry would have a material impact on DSM's obligations hereunder. In addition, GelTex shall submit to DSM for its information all responses to such inspections upon filing the same with the appropriate regulatory agency. Similarly, DSM shall promptly (and in any event, no later than two days following the event triggering notification) notify GelTex, through a written contact report, if the FDA or other regulatory authority visits or makes written or oral inquiries about the Production Facility, the Subcontractor Production Facility or DSM's procedures regarding the testing and storage of the PAA and/or the production, testing, storage or handling of the Product. DSM shall furnish GelTex, within ten (10) days after receipt, a copy of any report or correspondence issued by the governmental authority in connection with such visit or inquiry, purged only of confidential information that is unrelated to the Product or the activities under this Agreement.

8.4 COMPLAINTS. DSM will cooperate, and will cause its Subcontractor to cooperate with GelTex and any governmental authority in evaluating any complaint, claim, or adverse drug reaction report related to the production of the Product, and shall provide information and data and take such other steps as may be appropriate to resolve any identified problems.

8.5 DEVIATIONS. As may be further discussed in the Technical Agreement, DSM will provide, and will cause its Subcontractor to provide, GelTex with timely notification of all deviations, notes to file, and other deficiencies that may impact the quality of the Product.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 RIGHTS TO INFORMATION. All Confidential Information, as defined in Article 11 and other materials, information, data, results, programs and suggestions of every kind and description supplied to DSM by GelTex or prepared or developed by DSM relating to the Product (including the process for manufacturing the Product and any improvements thereto) shall be the sole and exclusive property of GelTex, which shall have the full, unlimited right to use and permit others to use, any and all such materials and information without payment of any compensation to DSM except as specifically described herein. Upon termination of this Agreement, or upon request by GelTex, DSM will promptly turn over to GelTex all written Confidential Information then in its possession or control, except for the records or copies thereof retained by DSM as described in Article 8 or which are required by DSM to utilize its license described in Section 9.2 hereof. DSM shall ensure that its Subcontractors are bound by confidentiality obligations substantially similar to those set forth herein and DSM agrees to enforce such confidentiality obligations against its Subcontractor.

9.2 DSM will disclose and will cause its subcontractors to disclose to GelTex all data, materials and information generated or produced by DSM or any of its employees or agents or the subcontractors, as the case may be, in connection with or as a result of the manufacturing the Product (including Process improvement) (hereinafter referred to as "Results") without undue delay. GelTex shall own all inventions and Results whether or not patentable, made by GelTex and/or DSM in connection with the manufacture of the Product (including the Process and improvements to the Process), including, but not limited to, the production process itself ("Inventions"); provided, however, that GelTex will grant [*] license to DSM to use only those Inventions and Results that do not specifically involve and/or do not require reference to Product for use outside of the Field. The term "Field" means the manufacture of the Product or of any product that could potentially compete with the Product (including off-label uses).

9.3 TRADEMARKS. GelTex and/or its Licensees, shall as they deem appropriate, originate, select and apply to register one or more trademarks under which the Product shall be sold and distributed. Such trademarks shall be the exclusive property of GelTex or its Licensee, as the case may be, and GelTex or its Licensee shall be solely responsible for all prosecution, defense, maintenance and costs relating to the trademarks. All decisions relative to such trademarks shall be made by GelTex or its Licensee. DSM shall bear no responsibility for any of the costs and efforts associated with the selection, searching, registration, licensing and protection of such trademarks. DSM shall not use, or assert any claims in, any such trademarks or any trademark confusingly similar to any of such trademarks; provided, however, that GelTex shall not choose a trademark which is the same as, or confusingly similar to a trademark owned by DSM.

10 INDEMNITIES AND LIMITATION OF CLAIMS

10.1 DSM INDEMNIFICATION OF GELTEX. DSM shall as far as not otherwise provided in this Art. 10 defend, indemnify and hold harmless GelTex and its Licensees, their respective officers, directors, employees, successors and assigns from any and all claims, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to: (i) the failure of


* Confidential information omitted and filed separately with the Commission.

Product, Production Facility and/or Subcontractor Production Facility to meet the warranties set forth in Art. 7, (ii) DSM's late-, non- or misperformance of its obligations hereunder, (iii) the negligence or willful misconduct of DSM, its employees, agents or subcontractors, and (iv) the Product or Process infringing upon any proprietary right of a third party if the infringement is caused by an adjustment to the Process or change in the Product by DSM which was not approved by GelTex in writing; provided however that [*].

Upon the receipt of notice of the filing of any such claims or suits for which GelTex would seek indemnification under this Section 10.1, GelTex agrees to promptly notify DSM in writing, cooperate with DSM in the defense of the claim, and at DSM's cost permit DSM attorneys to handle and control the conduct and/or settlement of such claims or suits. DSM will be not be liable for any costs associated with the settlement of any claim or action brought against GelTex unless DSM has received prior notice of the settlement negotiations and has agreed to the settlement in writing.

10.2 GELTEX INDEMNIFICATION OF DSM. Notwithstanding Section 10.3 hereof GelTex shall be responsible and indemnify DSM against all loss, liability, damage and expense, including reasonable attorney's fees, incurred by DSM arising out of any infringement of third party patent or other intellectual property rights in connection with the manufacture of the Product by DSM hereunder in accordance with the Process. Notwithstanding the above, GelTex shall not have the obligation to indemnify DSM if such loss, liability, damage or expense arises out of or relates to an adjustment to the Process or change in the Product by DSM that was not approved by GelTex in writing.

Upon the receipt of notice of the filing of any such claims or suits for which DSM would seek indemnification under this Section 10.2, DSM agrees to promptly notify GelTex in writing, cooperate with GelTex in the defense of the claim, and at GelTex's cost permit GelTex attorneys to handle and control the conduct and/or settlement of such claims or suits. GelTex will be not be liable for any costs associated with the settlement of any claim or action brought against DSM unless GelTex has received prior notice of the settlement negotiations and has agreed to the settlement in writing.

10.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER DUE OR ARISING OUT OF ANY LEGAL THEORY, provided, however, that this limitation shall not apply on claims brought by a party hereto against the other for indemnification for claims founded under statute and not only based on a contract, if any, paid by a party to this Agreement to a third party to the extent that the party making such a payment to a third party is entitled to be indemnified pursuant to either Section 10.1 or 10.2 hereof.

10.4 [*]


* Confidential information omitted and filed separately with the Commission.

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


[*]. Any action for breach of this contract must be commenced within one year after the party bringing such action first has knowledge of such cause of action.

11.0 CONFIDENTIALITY, PUBLICITY

     11.1 DEFINITION OF CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means all information transmitted by GelTex, or its Licensees or otherwise obtained by DSM in connection with the manufacture of the Product, subject to the exceptions specified below. Confidential Information shall include Inventions, trade secrets, technical information, know-how, and tangible materials. Confidential Information may be contained in various media, including, without limitation, patent applications, manuals, plans, drawings, designs, technical specifications, samples, laboratory notebooks, internal financial data, projections, forecasts and other documents and records of GelTex, or its Licensees, whether or not in writing and whether or not labeled or identified as confidential or proprietary. All data, materials, information, Manufacturing Technology and records relating to the Product which are developed by DSM in the course of the manufacture of the Product shall be considered Confidential Information. Notwithstanding the above, Confidential Information shall not include information which DSM can demonstrate (i) is in or enters the public domain through no act of DSM in breach of this Agreement, or (ii) is disclosed to DSM or was disclosed to DSM prior to the date of this Agreement, by a party other than GelTex or one of its contract manufacturers or Licensees, and such third party is entitled to disclose it without obligation of confidence or
(iii) was known to DSM before the date of this Agreement and was not subject to such a confidentiality obligation or (iv) is required by law to be disclosed, provided reasonable advance notice of such requirement is given to GelTex before such disclosure to permit GelTex to seek a protective order or other similar order with respect to such Confidential Information.

11.2 OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION. During the Term and for a period of seven (7) years following termination of the Term, without GelTex's prior written consent, DSM will not disclose any Confidential Information to any third party. DSM will only use Confidential Information for the purpose of fulfilling its obligations under this Agreement and pursuant to the license granted to DSM in Section 9.2 hereof. DSM agrees that it will take such reasonable steps as may be necessary to prevent the disclosure or use of any Confidential Information by its officers, employees or agents except as provided herein, including, but not limited to, enforcing appropriate confidentiality agreements with such persons. Notwithstanding the above, DSM shall not be prohibited from disclosing Confidential Information if such disclosure is required by law; provided, however, that prior to any such disclosure, DSM shall give GelTex written notice of the required disclosure and shall permit GelTex a reasonable period of time in which to seek to limit or avoid the required disclosure.

12.0 FORCE MAJEURE.

Neither GelTex nor DSM shall be in default in the performance of their obligations hereunder to the extent that such performance is delayed or prevented by an act of God, weather conditions,


* Confidential information omitted and filed separately with the Commission.

strikes, lockouts, inability to procure labor, materials, or fuels due to shortages, fires, riots, interference by civil or military authorities, or acts of war (declared or undeclared), or any other similar cause which is beyond the reasonable control of either party; provided however, that should DSM experience a Force Majeure event which results in its inability to perform under this Agreement, GelTex's minimum purchase obligations set forth in Section 2.2 shall be suspended during the existence of the Force Majeure event. Should DSM be unable to perform hereunder due to a Force Majeure event that continues for more than six (6) months, GelTex shall be entitled to terminate this Agreement upon written notice to DSM immediately thereafter.

13.0 TERMINATION.

13.1 If either party hereto commits a material breach of any of its obligations under this Agreement, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least fourty-five (45) days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date. Unless the breaching party cures the breach prior to the termination date, the Agreement shall terminate.

13.2 Notwithstanding the foregoing, (i) if GelTex fails to pay any sums owed hereunder within thirty (30) days after DSM has notified GelTex that such sums are past due, DSM may terminate this Agreement immediately, and (ii) if either party should become insolvent or seek relief under any bankruptcy, debtor relief, or similar law or if any proceeding against either party under any such law remains in effect for a period of thirty (30) consecutive days, the other party may terminate this Agreement immediately without any liability whatsoever. Such termination, however, shall not affect any claim for damages accrued prior to the termination.

13.3 Upon termination of this Agreement, GelTex shall pay DSM all amounts due and payable by GelTex hereunder less amounts due and payable by DSM to GelTex.

13.4 Any termination of the Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof.

13.5 Articles 7, 8, 9, 10, 11 and this 13.5 and any other provisions required to interpret and enforce the parties' rights and obligations under this Agreement shall survive the termination of this Agreement to the extent required for the full observation and performance of this Agreement by the parties in accordance with its terms.

14.0 NON-WAIVER OF RIGHTS.

Failure by DSM or GelTex to enforce the terms and conditions of the Agreement shall not affect or impair such terms or conditions, or the right of DSM or GelTex to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

15.0 NOTICES.

     Any notice given under this Agreement shall be deemed adequate if made by facsimile, and certified mail or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier, and addressed as follows:

TO DSM:                    DSM Fine Chemicals Austria AG
                           St.-Peter-Strasse 25
                           A-4021 Linz,Austria
                           Attention: Hubert Stuckler
                           Telephone Number: ++43 70 6915 3525
                           Facsimile Number: ++43 70 6915 2803

TO GELTEX:                 GelTex Pharmaceuticals, Inc.
                           153 Second Avenue
                           Waltham, Massachusetts  02451
                           Attention:  Joseph E. Tyler
                           Telephone Number:781 -290-5888
                           Facsimile Number:781 -290-5890


or to such other address as either of the parties shall designate by notice given as herein required.

16.0 AMENDMENTS AND WAIVER.

This Agreement cannot be amended in any respect except in writing duly executed by both parties. No waiver of compliance with any provisions or conditions of this Agreement and no approvals provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to be charged.

17.0 ASSIGNMENT.

Neither this Agreement nor any of the rights or obligations of the parties hereunder shall be assignable or delegable by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that DSM's obligations under this Agreement may not be assumed or performed by any affiliate of DSM or any third party unless such affiliate or third party has agreed to comply with the terms and conditions of this Agreement. Notwithstanding the foregoing, GelTex shall have the right to assign this Agreement to any successor to the business to which this Agreement relates, provided the successor assumes all of GelTex's obligations hereunder. The assignment of this Agreement or of rights or obligations hereunder to licensees of GelTex other than Sankyo Pharma Inc. shall require DSM's written consent which shall not be unreasonably withheld.

18.0 GOVERNING LAW.

     This Agreement shall be governed by the laws of Austria except for its conflict of law principles. The UN Convention on the International Sale of Goods shall not apply.

19.0 ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof (hereinafter referred to as "Dispute"), shall be decided by arbitration administered by the American Arbitration Association (hereinafter referred to as "AAA") in accordance with the Commercial Rules of the AAA. The arbitration shall be conducted in Boston, Massachusetts in the English language and the award shall be rendered in Massachusetts The tribunal shall consist of a single arbitrator. The award rendered by the arbitrator shall be final and binding upon the parties hereto, and judgment upon the award rendered may be entered by either party in any court that has jurisdiction over the parties or the subject matter of the controversy or claim. The expense of such arbitration, including attorneys' fees, shall be allocated between the parties as the arbitration shall decide. The parties agrees not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 19.

20.0 ENTIRE AGREEMENT.

     This writing, including the Exhibits, and the Technical Agreement constitute the entire understanding between the parties and shall supersede any prior agreements between them with respect to the subject matter hereof. Each party acknowledges that there are no other understandings which relate to the matters covered herein or in the other above-described agreements which are inconsistent with any provisions of the Agreement.

21.0 SEVERABILITY.

     The validity of any provision of the Agreement shall render the provision ineffective, but shall not effect the enforceability of the remainder of the Agreement. In such event, the parties agree to negotiate, in good faith, a substitute, valid provision that most nearly affects their intent in entering into this Agreement.

22.0 PARTIES INDEPENDENT.

     In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between DSM and GelTex. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of on the day and year written.


DSM Fine Chemicals Austria AG              GelTex Pharmaceuticals, Inc.


By: /s/ Jo Scholz /s/ Hubert Stuckler       By: /s/ Mark Skaletsky
   ----------------------------------          --------------------------------

Name:______________________________         Name:______________________________

Title: ____________________________         Title: ____________________________